EXHIBIT 99.01

                    ADELPHIA ANNOUNCES PUBLIC STOCK OFFERING


Coudersport, PA, July 20, 1998 -- Adelphia Communications Corporation (NASDAQ-NNM: ADLAC) announced today that it is filing a supplement to its shelf registration statement with the Securities and Exchange Commission for a public offering of Class A Common Stock. The preliminary prospectus supplement contained in the filing provides for a public offering by Adelphia of approximately $177,300,000 or 4,100,000 shares of Adelphia's Class A Common Stock (assuming a public offering price of $43.25 per share, the closing price on July 16, 1998) prior to the exercise of any underwriters' over-allotment option. Salomon Smith Barney, Goldman Sachs & Co., NationsBanc Montgomery Securities LLC, Credit Suisse First Boston, Lehman Brothers and Toronto-Dominion Securities will serve as managing underwriters for the public offering.

In addition to the 4,100,000 shares of Class A Common Stock to be sold by Adelphia to the public, members of the family of John J. Rigas, Chairman of Adelphia, are expected to enter into an agreement to purchase at the closing of the public offering $125,000,000 or approximately 3,026,000 shares of Class A Common Stock at a price per share equal to the public offering price less the underwriting discount.

Adelphia Communications Corporation is the seventh largest cable television operator in the United States and currently owns or manages cable television systems serving approximately 2 million subscribers in 12 states.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Class A Common Stock in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Contact: Timothy J. Rigas, Executive Vice President and Chief Financial Officer of Adelphia, (814) 274-9830.